Exhibit 14.7

Compañía Inversora en Transmisión
Eléctrica Citelec S.A.

Consolidated Financial Statements
as of December 31, 2001 and for each of
the two years in the period ended December 31, 2001

Compañía Inversora en Transmisión Eléctrica Citelec S.A.

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Report of Independent Auditors

To the Board of Directors and Shareholders of
Compañía Inversora en Transmisión Eléctrica Citelec S.A.:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in shareholders’ equity and of sources and uses of funds present fairly, in all material respects, the financial position of Compañía Inversora en Transmisión Eléctrica Citelec S.A. and its subsidiaries at December 31, 2001, and the results of their operations and their sources and uses of funds for the year then ended in conformity with accounting principles generally accepted in Argentina. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 13, during 2002 the Company was negatively impacted by the devaluation of the Argentine Peso and the Argentine Government adoption of various economic measures, including the conversion of dollar-denominated tariffs to Argentine pesos at an exchange rate of Ps.1 = US$ 1. As a result of these circumstances, the Company did not comply with certain restrictive covenants contained in its debt agreements and suspended the payment of its financial debts. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern. Management plans in regard to these matters are also described in Note 13. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Accounting principles generally accepted in Argentina vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 14 to the consolidated financial statements.

PRICE WATERHOUSE & Co.

by /s/ Miguel A. Urus (Partner)

Miguel A. Urus

Buenos Aires, Argentina.
May 17, 2004

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Compañía Inversora en Transmisión Eléctrica Citelec S.A.

Consolidated Balance Sheet as of December 31, 2001
(In Argentine Pesos, except as otherwise indicated)

	2001

ASSETS
Current Assets
Cash and banks	Ps.	4,761,248
Investments		3,083,422
Trade accounts receivable		45,264,369
Other receivables		8,298,654

Total current assets		61,407,693
Non-Current Assets
Other receivables		21,315,870
Investments		2,000,000
Other assets, net		248,302,720
Property, plant and equipment, net		728,734,456
Intangible assets, net		8,138,804

Total non-current assets		1,008,491,850

Total Assets	Ps.	1,069,899,543

LIABILITIES
Current Liabilities
Trade accounts payable	Ps.	17,057,979
Short-term debt and current portion of long-term debt		210,200,216
Salaries and social security payable		4,063,265
Taxes payable		13,401,293
Provisions		7,128,133
Other liabilities		6,991

Total current liabilities		251,857,877

Non-Current Liabilities
Trade accounts payable		70,481,438
Long-term debt		270,827,922

Total non-current liabilities		341,309,360

Total Liabilities		593,167,237

Minority interest		181,881,013

SHAREHOLDERS' EQUITY		294,851,293

Total Liabilities and Shareholders' Equity	Ps.	1,069,899,543

The accompanying notes are an integral part of these consolidated financial statements.

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Compañía Inversora en Transmisión Eléctrica Citelec S.A.

Consolidated Statements of Income for the years ended December 31, 2001 and 2000
(In Argentine Pesos, except as otherwise indicated)

	2001		2000 (Unaudited)

Net revenues	Ps.	202,517,614	Ps.	215,851,154
Operating expenses		(96,993,978)		(109,585,391)

Gross profit		105,523,636		106,265,763
Administrative expenses		(18,606,090)		(17,642,529)

Operating income		86,917,546		88,623,234
Financial results, net		(38,649,583)		(45,032,305)
Other income, net		1,202,128		295,356

Income before taxes and minority interest		49,470,091		43,886,285
Income tax expense		(15,967,233)		(12,357,658)
Minority interest		(12,646,698)		(12,007,860)

Net income	Ps.	20,856,160	Ps.	19,520,767

The accompanying notes are an integral part of these consolidated financial statements.

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Compañía Inversora en Transmisión Eléctrica Citelec S.A.

Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31, 2001 and 2000
(In Argentine Pesos, except otherwise indicated)

	Common stock		Legal reserve		Retained earnings		Shareholders' equity

Balances as of December 31, 1999 (Unaudited)	Ps.	249,392,486	Ps.	3,155,873	Ps.	34,356,007	Ps.	286,904,366
Increase in legal reserve (unaudited)		—		609,026		(609,026)		—
Distribution of dividends (unaudited)		—		—		(15,450,000)		(15,450,000)
Net income for the year (unaudited)		—		—		19,520,767		19,520,767

Balances as of December 31, 2000	Ps.	249,392,486	Ps.	3,764,899	Ps.	37,817,748	Ps.	290,975,133

Increase in legal reserve		—		976,038		(976,038)		—
Distribution of dividends		—		—		(16,980,000)		(16,980,000)
Net income for the year		—		—		20,856,160		20,856,160

Balances as of December 31, 2001	Ps.	249,392,486	Ps.	4,740,937	Ps.	40,717,870	Ps.	294,851,293

The accompanying notes are an integral part of these consolidated financial statements.

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Compañía Inversora en Transmisión Eléctrica Citelec S.A.

Consolidated Statements of Sources and Uses of Funds for the years ended December 31, 2001 and 2000
(In Argentine Pesos, except as otherwise indicated)

	2001		2000 (Unaudited)

CHANGES IN FUNDS:
Funds at the beginning of the year	Ps.	1,718,134	Ps.	8,719,174
Increase (decrease) in funds		6,126,536		(7,001,040)

Funds at the end of the year		7,844,670		1,718,134

SOURCES AND USES OF FUNDS:
Net sales collected		162,960,596		167,840,440
Operating costs paid		(52,808,427)		(63,847,116)
Administrative expenses paid		(13,757,609)		(12,371,075)
Interest expense and other financial results		(34,757,383)		(39,991,117)
Other income collected		1,399,922		836,680

Funds from ordinary operations		63,037,099		52,467,812

Collection of current receivables		37,395,667		36,430,786
Collection of non-current receivables		624,960		1,170,000

Other sources of funds		38,020,627		37,600,786

Total sources of funds		101,057,726		90,068,598

Payment of cash dividends		(16,980,000)		(15,450,000)
Payment of current liabilities		(20,640,407)		(43,355,458)
Acquisition of property, plant and equipment		(30,440,399)		(26,124,511)
Increase in intangible assets		(442,376)		(1,952,617)
Increase in other non-current assets		(14,558,008)		(737,052)
Increase in non-current investments		(2,000,000)		—
Payment of dividends to minority interests		(9,870,000)		(9,450,000)

Other uses of funds		(94,931,190)		(97,069,638)

Increase (decrease) in funds	Ps.	6,126,536	Ps.	(7,001,040)

The accompanying notes are an integral part of these consolidated financial statements.

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Compañía Inversora en Transmisión Eléctrica Citelec S.A.
Notes to the Consolidated Financial Statements
(In Argentine Pesos, except as otherwise indicated)

1.	Organization and description of business

Compañía Inversora en Transmisión Eléctrica Citelec S.A. (“Citelec” and together with its subsidiaries, the “Company”) is a holding company incorporated under the laws of Argentina primarily engaged, through its subsidiaries, in the electricity transmission business.

Citelec has a 65% ownership interest in Compañía de Transporte de Energía Eléctrica en Alta Tensión Transener S.A. (“Transener”), which also has a 90% ownership interest in Empresa de Transporte de Energía Eléctrica por Distribución Troncal de la Provincia de Buenos Aires Sociedad Anónima Transba S.A. (“Transba”).

Under 95-year concession agreements entered into with the government in 1993 and 1997, Transener and Transba, respectively, operate the two main networks of the electricity transmission system in Argentina. Under the concession agreements, Transener and Transba have the exclusive right to provide high voltage and trunk-line electricity transmission services, respectively.

Transener also has the exclusive license to construct, maintain and operate the fourth line of the Comahue-Buenos Aires electricity transmission system (the “Fourth Line”). See Note 8 for details.

2.	Preparation of financial statements

	a.	Basis of presentation

The accompanying consolidated financial statements have been prepared for purposes of being presented by National Grid Transco plc (“NGT”, one of the Company’s shareholders) to the Securities and Exchange Commission (“SEC”) as separate financial statements of an unconsolidated significant subsidiary as defined by Rule 3-09 of Regulation S-X of the SEC. As waived by the SEC, these financial statements only cover fiscal years 2001 and 2000. Information regarding fiscal year 2000 is unaudited.

The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles used in Argentina ("Argentine GAAP"), which differ in certain significant respects from generally accepted accounting principles in the United States of America ("US GAAP"). Such differences involve methods of measuring the amounts shown in the consolidated financial statements, as well as additional disclosures required by US GAAP and Regulation S-X of the SEC. These consolidated financial statements include solely a reconciliation of net income and shareholders’ equity to US GAAP. Pursuant to Item 17 of Form 20-F, this reconciliation does not include disclosure of all information that would be required by US GAAP and Regulation S-X of the SEC. See Note 14 for details.

Certain reclassifications and accommodations have been made to conform more closely to the form and content required by the SEC.

b.	Basis of consolidation

The consolidated financial statements include the accounts of Citelec and its subsidiaries over which Citelec has effective control. All significant intercompany balances and transactions have been eliminated in consolidation.

In accordance with Argentine GAAP, the presentation of the parent company’s individual financial statements is mandatory and consolidated financial statements are included as supplementary information to the individual financial statements. For the purpose of these financial statements, individual financial statements have been omitted since they are not required for SEC reporting purposes.

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Compañía Inversora en Transmisión Eléctrica Citelec S.A.
Notes to the Consolidated Financial Statements
(In Argentine Pesos, except as otherwise indicated)

2.	Preparation of financial statements (continued)

	b.	Basis of consolidation (continued)

A description of the subsidiaries with their respective percentage of capital stock owned is presented as follows:

Subsidiaries	Percentage of capital stock owned as of December 31,

	2001	2000

Transener	65.00%	65.00%
Transba	58.50%	58.50%

c.	Use of estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

d.	Reclassifications

Certain reclassifications of prior year information have been made to conform to the current year presentation.

3.	Significant accounting policies

The following is a summary of significant accounting policies followed by the Company in the preparation of these consolidated financial statements.

a.	Revenue recognition

The Company primarily derives its revenues from the electricity transmission services. The Company’s rate from the transportation service is made up of charges for (1) connection to the system, (2) energy transmission and (3) transmission capacity. Revenues from electricity transmission services are recognized in income as services are provided.

As stated in the concession agreements, the Company receives bonus payments from the government when certain quality thresholds are met. Bonuses are recognized in income when earned.

In connection with the exclusive license to construct, maintain and operate the fourth line of the Comahue-Buenos Aires electricity transmission system, the Company receives monthly, equal and consecutive installments related to the fee payable by the government for a period of 15 years. In addition, the Company has received subsidies from CAMMESA, which have been recognized as “customers’ prepayments” within the non-current portion of trade accounts payable in the accompanying consolidated balance sheet. These subsidies are being recognized in income on a straight-line basis over 15 years.

The Company derives additional revenues related to the transmission services from the supervision of the construction and operation of certain assets connected to the networks and other services provided to third parties. These revenues are recognized in income as services are rendered.

b.	Provision for penalties

Under the concession agreements, the Company is subject to penalties when any line within the Company’s networks is not available to transmit electricity. Penalties are imposed and determined by ENRE based on the type of asset and the period of unavailability. The Company’s policy is to recognize a provision for penalties when occurred based on the amount that is expected to be determined by the ENRE.

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Compañía Inversora en Transmisión Eléctrica Citelec S.A.
Notes to the Consolidated Financial Statements
(In Argentine Pesos, except as otherwise indicated)

3.	Significant accounting policies (continued)

	c.	Statement of sources and uses of funds

The Company considers cash and banks and current investments as funds for purposes of presenting the statements of sources and uses of funds.

d.	Investments

Current and non-current investments include government bonds. Government bonds are carried at the lower of amortized cost or fair market value. Unrealized gains and losses on government bonds are included within “Financial results, net” in the accompanying consolidated statements of income.

e.	Property, plant and equipment, net

Property, plant and equipment received from the government as a result of the privatizations have been valued at their transfer price, equaling the aggregate amount of cash paid and liabilities assumed. Subsequent additions have been valued at cost. Accumulated depreciation of the assets received from the government as a result of the privatizations is computed under some technical formulas over the estimated useful lives of the assets. Accumulated depreciation of subsequent additions is computed under the straight-line method over the estimated useful lives of the assets. The estimated useful lives of the assets are as follows:

Asset	Estimated useful life (years)

Vehicles	5
Air and heavy equipment	5-25
Furniture and fixtures	10-20
Information systems	3
Transmission lines	15-50
Substations and related works	10-50
Buildings and civil works	12-50
Labs and maintenance	12-20
Communication equipment	12-25
Miscellaneous	3

The cost of maintenance and repairs is charged to expense as incurred. The cost of significant renewals and improvements are added to the carrying amount of the respective asset. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in the consolidated statement of income.

f.	Intangible assets, net

Intangible assets represent costs primarily incurred in the start-up and organization of the Company, including certain costs incurred in the optimization of the technical and administrative processes. These costs are primarily being amortized on a straight-line basis over 5 years.

g.	Other assets, net

Other assets represent costs and expenses incurred in the construction of the Fourth Line. These costs and expenses are being amortized on a straight-line basis over 15 years. See Note 8 for details.

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Compañía Inversora en Transmisión Eléctrica Citelec S.A.
Notes to the Consolidated Financial Statements
(In Argentine Pesos, except as otherwise indicated)

3.	Significant accounting policies (continued)

	h.	Foreign currency assets and liabilities

Assets and liabilities denominated in foreign currencies are translated at the prevailing exchange rates as of year-end. Transactions denominated in foreign currencies are translated into Argentine pesos at the prevailing exchange rates on the date of transaction settlement. Foreign currency transaction gains and losses are generally recorded within “Financial results, net” in the accompanying consolidated statements of income.

In accordance with Resolution N° 1/02 of the Consejo Profesional de Ciencias Económicas de la Ciudad Autónoma de Buenos Aires (“CPCECABA”), assets and liabilities denominated in foreign currencies as of December 31, 2001 were valued at the exchange rate of Ps. 1 per U.S. dollar or its equivalent in any other foreign currency (the exchange rate in effect when the exchange market was suspended). See Note 13 for details of the devaluation of the Argentine peso occurred in 2002. Assets and liabilities denominated in foreign currencies are disclosed in Note 15.c.

i.	Income tax provision

The subsidiaries of the Company calculate their income taxes on a separate basis. The Company did not either calculate or pay income taxes on a consolidated basis for any of the periods presented. The statutory income tax rate was 35% for all the periods presented. The Company does not recognize deferred income taxes.

j.	Asset tax provision

The Company is subject to the asset tax. Pursuant to this tax regime, the Company is required to pay the greater of the income tax or the asset tax. Any excess of the asset tax over the income tax may be carried forward and recognized as a tax credit against future income taxes payable over a 10-year period. The asset tax provision is calculated on an individual entity basis at the statutory asset tax rate of 1% and is based upon the taxable assets of each company as of the end of the year, as defined by Argentine law.

k.	Provisions for contingencies

The Company has certain contingent liabilities with respect to existing or potential claims, lawsuits and other proceedings, including those involving labor and other matters. The Company accrues liabilities when it is probable that future costs will be incurred and such costs can be reasonably estimated. Such accruals are based on developments to date, the Company's estimates of the outcomes of these matters and the Company’s lawyers’ experience in contesting, litigating and settling other matters. As the scope of the liabilities becomes better defined, there will be changes in the estimates of future costs, which could have a material effect on the Company's future results of operations and financial condition or liquidity.

l.	Pension information

The Company and its shareholders do not maintain any pension plans for the Company’s employees. Argentine laws provide for pension benefits to be paid to retired employees from government pension plans and/or private fund managed plans to which employees may elect to contribute. The Company and its shareholders do not sponsor any employee stock ownership plans for the Company’s employees.

m.	Vacation expenses

Vacation expense in excess of normal remuneration is accrued in the period the employee renders services to earn such vacation.

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Compañía Inversora en Transmisión Eléctrica Citelec S.A.
Notes to the Consolidated Financial Statement
(In Argentine Pesos, except as otherwise indicated)

3.	Significant accounting policies (continued)

	n.	Impairment of long-lived assets

The Company periodically evaluates the carrying value of its long-lived assets for impairment. The carrying value of a long-lived asset is considered impaired by the Company when the expected cash flows undiscounted and without interest, from such asset is separately identifiable and less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved or based on independent appraisals.

o.	Derivative financial instruments

The Company uses derivative financial instruments as part of its overall strategy to manage its exposure to market risks associated with fluctuations in interest rates and exchange rates. Premiums on foreign currency forward-exchange and option contracts are amortized over the life of the respective contracts. Interest rate swap agreements are accounted for on an accrual basis, with the net receivable or payable recognized as an adjustment to interest expense. The related accrued receivable or payable is included as an adjustment to interest payable. The fair value of the derivative instruments is not recognized in the accompanying consolidated financial statements. As a matter of policy, the Company does not use derivatives for trading or speculative purposes. See Note 9 for a description of the Company’s derivative instruments activity.

p.	Monetary assets and liabilities

Monetary assets and liabilities are stated at their face value plus the related financial gain or loss.

4.	Breakdown of the main balance sheet captions

a.	Cash and banks:
	2001

Cash in local currency	Ps.	225,863
Banks in local currency		1,053,311
Banks in foreign currency		3,482,074

	Ps.	4,761,248

b.	Investments:

	2001
Current
Government bonds	Ps.	19,428
Bank deposits		3,063,994

	Ps.	3,083,422

Non-current
Government bonds	Ps.	2,000,000

	Ps.	2,000,000

c.	Trade accounts receivable:

	2001
Current
Services receivable	Ps.	45,264,369

	Ps.	45,264,369

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Compañía Inversora en Transmisión Eléctrica Citelec S.A.
Notes to the Consolidated Financial Statements
(In Argentine Pesos, except as otherwise indicated)

4.	Breakdown of the main balance sheet captions (continued)

d.	Other receivables:

	2001

Current
Guarantee deposits (i)	Ps.	3,372,739
Advances to suppliers		483,510
Unbilled services		1,261,065
Prepaid expenses		2,038,535
Tax credits		52,828
Personnel loans and advances		836,097
Others		253,880

	Ps.	8,298,654

Non-Current
Guarantee deposits (ii)	Ps.	2,354,155
Unbilled services		978,063
Stock ownership program (Note 11)		17,983,652

	Ps.	21,315,870

(i) Pursuant to an agreement entered into between Yacylec S.A. (“Yacylec”, an independent transmission company) and the Argentine government, Transener collects revenue fees from CAMMESA on behalf of Yacylec. As such, such collected fees are subsequently remitted to Yacylec. In May 1995, CAMMESA retained Ps. 3.4 million from the amount payable to the Company as a guarantee of the obligations assumed by Transener in connection with the above-mentioned agreement. The Company has brought a claim requesting the payment of such amount since the Company’s management understands that it was improperly retained by CAMMESA. The Company has classified the guarantee deposit as other current receivables.

(ii) The non-current portion of guarantee deposits represents the amount of turnover tax paid in May 1998 in connection with the claim brought by the Province of Entre Rios against the Company. As described in Note 10, this amount must be reimbursed to the Company since the Argentine Federal Supreme Court (the “Court”) decided in April 2002 that the Company is exempt from paying such tax.

e.	Other assets, net:

	2001

Non-Current
Fourth Line (Note 8)	Ps.	248,302,720

	Ps.	248,302,720

f.	Trade accounts payable:

	2001

Current
Suppliers	Ps.	17,057,979

	Ps.	17,057,979
Non-current
Suppliers	Ps.	1,320,148
Customers prepayments (Note 8)		69,161,290

	Ps.	70,481,438

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Compañía Inversora en Transmisión Eléctrica Citelec S.A.
Notes to the Consolidated Financial Statement
(In Argentine Pesos, except as otherwise indicated)

4.      Breakdown of the main balance sheet captions (continued)

g.	Short-term and long-term debt:

Short-term debt and current portion of long-term debt consist of the following:
	2001

Short-term debt:
BankBoston NA	Ps.	7,596,303
Río de la Plata		3,085,569
Citibank		2,018,935
HSBC Bank plc		30,486,506
Bank of Tokyo Mitsubishi		46,475,339
Other bank loans		2,159,802
Bank overdrafts		3,378,504

	Ps.	95,200,958

Current portion of long-term debt:
Corporate bonds	Ps.	5,625,000
Floating rate notes		107,118,091
Nordic Investment Bank		129,259
Bank Boston		1,152,961
Río de la Plata		973,947

	Ps.	114,999,258

	Ps.	210,200,216

	2001

Non-current portion of long-term debt:
Corporate bonds	Ps.	250,000,000
Floating rate notes		8,938,040
Nordic Investment Bank		6,000,000
BankBoston		3,200,806
Río de la Plata		2,689,076

	Ps.	270,827,922

See Note 9 for a description of the Company’s short-term and long-term debt.

h.	Salaries and social security payable:

	2001

Provision for vacation and bonuses	Ps.	2,551,226
Social security payable		1,277,972
Salaries payable		234,067

	Ps.	4,063,265

i.	Taxes payable:

	2001

VAT payable, net	Ps.	6,310,728
Income tax, net		7,051,236
Other tax withholdings		38,705
Other taxes		624

	Ps.	13,401,293

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Compañía Inversora en Transmisión Eléctrica Citelec S.A.
Notes to the Consolidated Financial Statements
(In Argentine Pesos, except as otherwise indicated)

4.      Breakdown of the main balance sheet captions (continued)

j. Provisions:
		2001

Current
Operating fees payable (Note 6)	Ps.	452,818
Provision for penalties		7,322,566
Bonuses receivable		(3,184,388)
Provision for contingencies (i)		2,537,137

	Ps.	7,128,133

(i) The Company is a party to several civil and labor proceedings and claims that have arisen in the ordinary course of its business. The Company has established reserves for an aggregate amount of Ps. 2.5 million at December 31, 2001 to cover for potential losses under these claims.

5.      Shareholders' equity

a.	Common stock

At December 31, 2001, the Company has authorized, issued and outstanding 105,974,400 shares of Class A common stock, 105,974,400 shares of Class B common stock, 18,704,437 shares of Class C common stock and 18,739,249 shares of Class D common stock. All classes of common stock have a par value of Ps. 1 per share. Holders of these shares are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders.

b.	Restrictions on distribution of profits

In accordance with the Argentine Corporations Law and the Company’s by-laws, 5% of the net and realized profit for the year calculated in accordance with Argentine GAAP plus (less) prior year adjustments must be appropriated by resolution of shareholders to a legal reserve until such reserve equals 20% of the Company’s outstanding capital. This legal reserve may be used only to absorb losses.

6.      Balances and transactions with related parties

The Company and its primary shareholders, National Grid Finance B.V. (“National Grid”) and Pecom Energía S.A. (“Pecom”, formerly Perez Companc S.A., and together with National Grid, the “Operators”), have entered into an operating agreement (the “Operating Agreement”) under which the Operators provide services, expertise, know-how and technical assistance in connection with the Company’s activities. The Operators provide advisory and coordination services in the areas of human resources, general administration, information systems, quality control and consulting.

The operating fee payable by the Company is based on 5% of energy transmission revenue. Fees for operating services are included as a component of operating expenses in the accompanying consolidated statements of income and totaled Ps. 1.8 million and Ps. 1.7 million for the years ended December 31, 2001 and 2000, respectively.

7.      Financial results, net

	Year ended December 31,

	2001		2000 (Unaudited)
Generated by assets:
Interest income	Ps.	3,329,730	Ps.	1,460,941
Exchange differences, net		—		1,832

	Ps.	3,329,730	Ps.	1,462,773

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Compañía Inversora en Transmisión Eléctrica Citelec S.A.
Notes to the Consolidated Financial Statement
(In Argentine Pesos, except as otherwise indicated)

7.     Financial results, net (continued)

	Year ended December 31,

	2001		2000 (Unaudited)
Generated by liabilities:
Interest expense	Ps.	(38,677,684)	Ps.	(44,671,070)
Exchange differences, net		(3,301,629)		(1,824,008)

	Ps.	(41,979,313)	Ps.	(46,495,078)

	Ps.	(38,649,583)	Ps.	(45,032,305)

8.      Fourth Line of the Comahue-Buenos Aires electricity transmission system

In October 1997, Transener obtained the exclusive license to construct, maintain and operate the fourth line of the Comahue-Buenos Aires electricity transmission system pursuant to a contract entered into with the Grupo de Generadores de Energía Eléctrica del Area del Comahue (the “COM Contract”). The COM Contract was approved by ENRE in November 1997 and provided for the construction of approximately 1,300 km of 500kV electricity lines, the installation of approximately 2,550 high-tension towers and the expansion of 5 substations.

The COM Contract establishes a fee to be paid to the Company in monthly equal and consecutive installments during 15 years as from December 1999 (the date operations began). In addition, the Company has received subsidies from CAMMESA, which have been recognized as “customers’ prepayments” within the non-current portion of trade accounts payable in the accompanying consolidated balance sheet. These subsidies are being recognized in income on a straight-line basis over 15 years.

9.      Financing structure

The Company has issued various series of notes under its global program. The issuances were approved by shareholders’ general meetings which in turn authorized the Board of Directors to determine the terms and conditions, including amount, price, interest rate and currency. The issuances were as follows:

Corporate bonds	Date of issuance	Amount in US$	Interest rate	Term	Use of proceeds

Series 1 Class A	April 13, 1998	100,000,000	8.625%	5 years	Debt refinancing
Series 1 Class B	April 13, 1998	150,000,000	9.25%	10 years	Debt refinancing

Total Corporate bonds		250,000,000

Floating rate notes (FRN)	Date of issuance	Amount in US$	Interest rate (i)	Term	Use of proceeds

Class 1 Series A	December 21, 1998	16,173,698	LIBOR + 1.5%	4 years	Debt refinancing
Class 2 Series A	December 23, 1998	14,808,758	LIBOR + 1.5%	3, 4 and 5 years by one third each	Construction of the fourth line and working capital needs.
Class 2 Series B	August 10, 1999	12,000,000	LIBOR + 1.5%	3, 4 and 5 years by one third each	Construction of the fourth line.
Class 3 Series A	December 23, 1998	29,517,544	LIBOR + 1.4 - 1.7%	4 years	Construction of the fourth line and working capital needs.
Class 3 Series B	March 5, 1999	30,000,000	LIBOR + 1.4 - 1.7%	4 years	Construction of the fourth line and working capital needs
Class 3 Series C	August 5, 1999	20,000,000	LIBOR + 1.4 - 1.7%	4 years	Construction of the fourth line and working capital needs.
Total Floating rate notes		122,500,000

(i) See “Derivative financial instruments” below.

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Compañía Inversora en Transmisión Eléctrica Citelec S.A.
Notes to the Consolidated Financial Statements
(In Argentine Pesos, except as otherwise indicated)

9.     Financing structure (continued)

On August 24, 2001 the Company paid the first amortization installment of the FRN Class 2 Series A and FRN Class 2 Series B for US$ 4.9 million and US$ 4.0 million, respectively. The Company used the proceeds of a short-term loan obtained from HSBC Bank plc for US$ 10.0 million to make these payments.

The Company’s long-term debt also includes the following bank loans:

Bank	Maturity	Amount

Nordic Investment Bank	March 15, 2005	US$ 6,000,000
Bank Boston N.A.	Various dates through January 6, 6006	US$ 3,621,703
Banco Río de la Plata	Various dates through February 15, 2006	US$ 4,283,856

The Company’s short-term debt is primarily comprised of the following bank loans:

Bank	Maturity	Amount

Bank Boston N.A.	April 28, 2002 May 29, 2002 April 28, 2002	US$ 5,000,000 US$ 1,023,367 US$ 1,500,000
Banco Río de la Plata	August 3, 2002	US$ 3,080,000 (i)
Citibank	February 2, 2002	US$ 2,000,000 (i)
HSBC Bank plc	March 8, 2002 April 11, 2002	US$ 10,000,000 US$ 20,000,000
Bank of Tokyo Mitsubishi	April 25, 2002 August 2, 2002	¥ 2,452,000,000 (ii) ¥ 3,130,000,000 (ii)
Banco Río de la Plata (iii) Banco Río de la Plata (iii) Chase Bank of Texas (iii)	July 15, 2002 September 3, 2002 August 15, 2002	US$ 543,994 US$ 542,306 US$ 690,477

         (i)     As discussed in Note 13, subsequent to year-end these dollar-denominated bank loans were converted to Argentine pesos at the rate of exchange of Ps. 1 per US$.

         (ii)     See “Derivative financial instruments” below.

         (iii)      Included within “Other bank loans”. See Note 4.g.

         Derivative financial instruments

From time to time, the Company uses derivative financial instruments as part of its overall strategy to manage its exposure to market risks associated with fluctuations in interest rates and exchange rates. The counterparties to these instruments generally are major financial institutions. The Company does not hold or issue derivative instruments for trading purposes.

A description of the Company’s derivative instruments activity during the two years in the period ended December 31, 2001 follows:

(i)	Foreign currency forward-exchange contracts

In order to manage its foreign currency exposure, during the years ended December 31, 2000 and 2001, the Company entered into foreign currency forward-exchange contracts with financial institutions to effectively convert its yen-denominated short-term debts to US dollar-denominated debts.

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Compañía Inversora en Transmisión Eléctrica Citelec S.A.
Notes to the Consolidated Financial Statements
(In Argentine Pesos, except as otherwise indicated)

9.	Financing structure (continued)

(i)	Foreign currency forward-exchange contracts (continued)

As of December 31, 2000, the Company had three foreign currency forward-exchange contracts outstanding with an aggregate notional amount of Yen 6,323,500,000 maturing in April and August 2001. These foreign currency forward-exchange contracts covered yen-denominated short-term debts with Bank of Tokyo-Mitsubishi and Banco Río de la Plata S.A. amounting to Yen 4,718,500,000 and Yen 1,605,000,000, respectively, with the same maturity dates.

As of December 31, 2001, the Company had a foreign currency forward-exchange contract outstanding with JPMorgan Chase Bank for an aggregate notional amount of Yen 2,452,000,000 covering a yen-denominated short-term debt with Bank of Tokyo Mitsubishi maturing on April 25, 2002.

(ii)	Foreign currency option contract

In order to manage its foreign currency exposure, during the year ended December 31, 2001 the Company entered into a foreign currency option contract with Bank of America, pursuant to which the Company has the option to buy Yen 3,130,000,000 at a strike price of Yen 119 per US dollar. This foreign currency option contract covers a yen-denominated short-term debt maintained with Bank of Tokyo Mitsubishi which matures on August 2, 2002.

(iii)	Interest rate swap

In order to manage its interest rate exposure, in June 2001 the Company entered into two interest rate swap agreements with Bank of America to effectively convert its Floating Rate Notes from dollar-denominated variable-rate debt to dollar-denominated fixed-rate debt. Under the swap agreements, the Company paid interest at a fixed rate of 4.6225% and received interest at a variable rate equal to LIBOR.

10.	Turnover tax – Province of Entre Rios

The Company had received a claim from the Tax Bureau of the Province of Entre Rios to collect turnover tax, according to their interpretation, on energy transportation services. In May 1998, Transener paid Ps. 2.3 million under protest and filed a suit before the Court requesting the expedition on the legitimacy of the claim for such tax, since the terms and conditions of the concession agreement explicitly stated that the Company’s services are not subject to local taxes. In April 2002, the Court finally expedited in favor of the Company stating that the Company’s services are exempt from paying turnover tax. The receivable with the Province of Entre Rios is classified as a non-current other receivable in the accompanying consolidated balance sheet.

11.	Stock ownership programs

Pursuant to the terms and conditions of the privatizations, 10% of the capital stock of both Transener and Transba, represented by their Class C shares, were included in the “Programa de Propiedad Participada or PPP” and “Programa de Participación Accionaria de Personal or PPAP”, employee stock ownership programs sponsored by the government, respectively.

Pursuant to the PPP and PPAP, the Class C shares of Transener and Transba are held by a trustee for the benefit of employees of the formerly state-owned company who remained employed by the Company and who elected to participate in the plan until the purchase price is fully paid.

In connection with the privatization of Transba, Transener had paid the government the fair market value of the 10% of the capital stock included in the PPAP. This amount has been recognized as a non-current other receivable and is being collected from the trustee with the proceeds the trustee receives from Transener as dividend distributions.

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Compañía Inversora en Transmisión Eléctrica Citelec S.A.
Notes to the Consolidated Financial Statements
(In Argentine Pesos, except as otherwise indicated)

12.	Restricted assets and limitation to the transfer of Transener and Transba shares

Restricted assets

Pursuant to the concession agreements, the Company may not pledge, mortgage, or grant any other lien or right in favour of third parties over the assets affected to the provision of the Company’s electricity transmission services.

Limitation to the transfer of Transener and Transba shares

Citelec is not permitted to modify its 65% ownership interest in Transener nor sell its Class A shares representing 51% of Transener’s capital stock without prior approval by the ENRE. Transener may also not modify or sell its ownership interest in Transba without prior approval by the ENRE.

Under the concession agreements, Class A shares of both Transener and Transba have been pledged in favour of the Argentine government as guarantee for the execution of the obligations assumed under such agreements. The Company should increase the guarantee in the event of newly issued shares as a result of capital contributions and/or capitalization of profits or inflation adjustment balances.

Pursuant to the Company’s by-laws, Transener and Transba Class A shares may not be pledged or granted as guarantee, except for the exceptions stated in the concession agreements.

13.	Subsequent events

a.	Argentine economic situation and its impact on the Company’s financial position

Argentine economic situation

The Argentine economy has experienced significant difficulties including, a significant public debt burden, high interest rates, a financial system in crisis and a four-year economic recession. This situation has led to a significant decrease in products and services consumption in the country and an increase in the unemployment level, mainly through the end of 2002. These circumstances have affected the Government’s ability to comply with existing commitments and access to bank financing.

As from December 3, 2001 the government issued certain measures to restrict the free availability and circulation of cash and the transfer of foreign currency abroad. As from December 21, 2001 all working days until the closing of the financial year were declared exchange holidays. Subsequently, the Government declared default on the external debt.

As from January 6, 2002, the Argentine government issued measures, laws, decrees and regulations that involved significant changes to the prevailing economic model (the “Public Emergency Law”), including (i) the establishment of a floating exchange rate system, that led to a significant devaluation of the Argentine peso during the first months of 2002, and (ii) the mandatory conversion into Argentine pesos of certain foreign currency-denominated assets and liabilities held in Argentina (known as “Pesification”). During 2002, there was an important inflation process as a consequence of the end of the convertibility regime.

Listed below are some of the measures adopted by the Government that are in force at the date of issuance of these consolidated financial statements and the effect they had on the Company’s economic and financial situation.

Exchange system / Transfers outside Argentina

On February 8, 2002 a single free exchange market system was established, which is regulated and controlled by Banco Central de la República Argentina (the “Argentine Central Bank”). Presently, certain transfers abroad of a financial nature require the prior approval of the Central Bank and there are certain requirements for settling and collecting foreign currency arising from exports.

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Compañía Inversora en Transmisión Eléctrica Citelec S.A.
Notes to the Consolidated Financial Statements
(In Argentine Pesos, except as otherwise indicated)

13.	Subsequent events (continued )

a.	Argentine economic situation and its impact on the Company’s financial position (continued)

Argentine economic situation (continued)

Deposits in Argentine financial institutions

As from February 3, 2002 deposits in U.S. dollars or other foreign currencies in Argentine financial institutions were converted to pesos at the exchange rate of Ps. 1.4 per US$ 1 or its equivalent in such other currency.

Financial debts in foreign currency with Argentine financial entities

Debts in U.S. dollars or other foreign currencies in the Argentine financial system were converted to pesos at the rate of exchange of Ps. 1 per US$ 1 or its equivalent in another currency. As from February 3, 2002 the reference stabilization index (CER) and an interest rate are being applied to these debts. The CER is an index that measures the daily rate of change derived from the monthly change in the Consumer Price Index (CPI) published by the INDEC.

Receivables and debts not related to the financial system

The obligation to pay sums denominated in U.S. dollars or other foreign currency that are not related to the financial system, whatever their origin or nature, were converted to pesos at the exchange rate of Ps. 1 to US$ 1 or its equivalent in such other foreign currency. The CER is being applied to these balances as from February 3, 2002. If application of this provision were to lead to the resulting value of the item, good or service being higher or lower at the time of payment, either of the parties can request a fair readjustment of the price. If no agreement is reached, the case could be submitted to the Courts.

Pesification of prices and tariffs / Renegotiation of concession agreements

The Public Emergency Law established that, in the case of contracts related to public services, clauses setting forth the price of such public services in U.S. dollars or other foreign currencies, and escalator clauses based on foreign price indexes or any other indexation mechanisms are no longer valid. Prices and tariffs resulting from those clauses were converted into Argentine pesos at a Ps.1 = US$ 1 parity. Pursuant to such law, the Government is entitled to renegotiate the terms of these contracts based on the following criteria: (i) the impact of tariffs on the economy and its effect on people’s income, (ii) service quality and investment plans, as contractually agreed, (iii) the customers interests and access to the services, (iv) the security of the systems, and (v) the company’s profitability.

Accounting for the effects of the devaluation / Capitalization of exchange losses / Inflation accounting

In accordance with Resolution N° 1/02 of the CPCECABA, assets and liabilities denominated in foreign currencies as of December 31, 2001 were valued at the exchange rate of Ps. 1 per U.S. dollar or its equivalent in any other foreign currency (the exchange rate in effect when the exchange market was suspended). The effects of the devaluation were recognized during fiscal year 2002. However, as permitted by Resolution MD No.3/02 of the CPCECABA, during 2002 the Company capitalized certain foreign currency exchange losses related to foreign currency liabilities existing at January 6, 2002 as part of cost of construction of the fourth-line.

As a result of the inflationary environment in Argentina during 2002, the CPCECABA approved on March 6, 2002, a resolution reinstating the application of inflation accounting in financial statements as from January 1, 2002.

Deferral of the deduction of the exchange difference from income tax

The net negative results caused by the devaluation of the Argentine peso on January 11, 2002 are deductible from taxable income over five years, beginning in 2002.

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Compañía Inversora en Transmisión Eléctrica Citelec S.A.
Notes to the Consolidated Financial Statements
(In Argentine Pesos, except as otherwise indicated)

13.	Subsequent events (continued)

	a.	Argentine economic situation and its impact on the Company’s financial position (continued)

Impact on the Company’s financial position and results of operations – Default and going concern

The new macroeconomic scenario after enactment of the Public Emergency Law deeply changed the economic-financial equation of the Company. The significant effect of the devaluation, within a context where revenues remained unchanged as a consequence of the Pesification of rates and financial debts primarily denominated in foreign currency, affected the Company’s financial position, results of operations and cash generation ability to comply with financial obligations.

As a consequence, on April 22, 2002 Transener publicly announced the suspension of principal and interest payments on its financial debts. In addition, during 2002 Transener did not comply with a debt covenant contained in the Floating Rate Notes agreement, resulting in another event of default as defined in such debt agreement. Due to cross-default provisions in the agreements that govern the Company’s financial debts, this event of default also constituted an event of default under all other debt agreements. As a result of the defaults, creditors have the right to request the accelerated payment of the Company’s financial debts. Transener retained an international financial advisor to develop a restructuring plan for its aggregate financial debts.

As a result of the Company’s suspension of principal and interest payments on its financial debts, the Company did not pay the amount due at its maturity, totaling US$ 1.9 million, in connection with a foreign currency forward-exchange contract matured on April 25, 2002. In addition, as a result of the Company’s default, the swap agreements with original maturities in August 2002 and 2003 were early terminated. The early termination resulted in the recognition of a US$ 1.7 million loss that is still pending of payment.

Regarding the renegotiation of the concession agreements, the Company filed all information as required by the government, which included information on the impact caused by the economic crisis on the Company’s financial position and its revenues, the pre-existing mechanisms for tariffs adjustments, operating costs, indebtedness, payment commitments with the government and on future and on-going investments. However, the Company cannot anticipate the outcome of the renegotiation process.

On September 11, 2003, the Company was served notice of an involuntary bankruptcy petition filed against it by an alleged corporate bond holder amounting to US$ 0.1 million. The Company has requested the dismissal of the petition and is pending resolution as of the date of issuance of these financial statements. In addition, the Company is also aware of certain summary attachment proceedings filed against it by persons alleging to be holders of corporate bonds. The Company has been served with process and filed the required formal responses to each of these claims. Trade account receivables for US$ 0.1 are restricted in connection with these summary attachment proceedings.

At the date of issuance of these financial statements, mutual investment funds and local private managed pension funds are the primary creditors of the Company’s debts.

The Company’s consolidated financial statements have been prepared on the going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. However, the circumstances abovementioned raise substantial doubt about the Company’s ability to continue as a going concern. Management plans to continue as a going concern include the renegotiation of its concession agreements and its financial debts on favorable terms. However, no assurance can be given that (i) the Company will restructure its financial debts on favorable terms or the Company’s creditors will not request the accelerated payment of the financial debts, and (ii) the Company will renegotiate the concession agreements on favorable terms. Therefore, the Company’s consolidated financial statements could not include any adjustment that might result from the outcome of this uncertainty.

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Compañía Inversora en Transmisión Eléctrica Citelec S.A.
Notes to the Consolidated Financial Statements
(In Argentine Pesos, except as otherwise indicated)

13.	Subsequent events (continued)

	b.	Adoption of new accounting standards

Effective January 1, 2003 the Company adopted new accounting pronouncements related to valuation and disclosure criteria. The principal differences of such new standards, as they relate to the Company, are (a) the accounting for deferred income taxes; (b) the use of discounted values for the measurement of certain assets and liabilities; (c) the accounting for derivative financial instruments at fair value; (d) the full accrual of vacation expense in the period the employee renders service to earn such vacation; and (e) the presentation of the statement of cash flows. As required by Argentine GAAP, in presenting 2003 financial statements, the accompanying consolidated financial statements as well as the 2002 consolidated financial statements were restated for comparative purposes to retroactively reflect the adopted changes in accounting principles, except for certain valuation and disclosure criteria that in accordance with the transition provisions were applied prospectively. The impact of such an adoption on reported amounts of shareholders’ equity and net income as of and for the year ended December 31, 2001, respectively, is summarized as follows:

	Shareholders’ equity		Net income

As reported	Ps.	294,851,293	Ps.	20,856,160
As restated (i)	Ps.	274,270,110	Ps.	21,533,317

(i) Amounts expressed in historical Argentine pesos (before inflation restatement applied as from January 1, 2002).

c.	Change of shareholders

In January 2004, The Argentine Investment Company sold its 7.514% ownership interest in Citelec to Dolphin Management Fund (“DMF”).

In addition, in March 2004, DMF entered into a purchase agreement with National Grid to acquire an additional 42.493% ownership interest in Citelec. However, in April 2004, Petrobras Energía S.A. (“Petrobras”, formerly Pecom Energía S.A.) notified National Grid the exercise of its preemptive rights to acquire 0.007% of its ownership interest in Citelec. This transaction is subject to approval by the Argentine government and by the ENRE. Once the Argentine government and the ENRE approve this transaction the Company’s shareholders will be Petrobras and DMF, each having a 50% ownership interest.

d.	Foreign activities

In August 2002, Transener formed Transener Internacional Ltda (“Transener Brazil”) to provide electricity transmission, operation and maintenance services as well as consulting and other related services in Paraguay, Uruguay, Brazil, Peru, Venezuela, Ecuador and Colombia.

In May 2003, Transba formed Transba Internacional S.A. (“Transener Panama”) to provide electricity transmission, operation and maintenance services as well as consulting and other related services in Panama and other countries.

14.	Differences between Argentine GAAP and US GAAP

The Company’s consolidated financial statements have been prepared in accordance with Argentine GAAP, which differ in certain significant respects from US GAAP. Such differences involve methods of measuring the amounts shown in the consolidated financial statements, as well as additional disclosures required by US GAAP and Regulation S-X of the SEC. These consolidated financial statements include solely a reconciliation of net income and shareholders’ equity to US GAAP. Pursuant to Item 17 of Form 20-F, this reconciliation does not include disclosure of all information that would be required by US GAAP and Regulation S-X of the SEC.

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Compañía Inversora en Transmisión Eléctrica Citelec S.A.
Notes to the Consolidated Financial Statements
(In Argentine Pesos, except as otherwise indicated)

14.	Differences between Argentine GAAP and US GAAP (continued)

	I.	Difference in measurement methods

The principal differences between Argentine GAAP and US GAAP are described below, together with an explanation, where appropriate, of the method used in the determination of the necessary adjustments.

	Year ended December 31,

	2001		2000 (Unaudited)

Reconciliation of net income:
Net income as reported under Argentine GAAP	Ps.	20,856,160	Ps.	19,520,767
US GAAP adjustments:
Provision for vacation (a)		(58,795)		(155,132)
Start-up and organization costs (b)		4,367,475		3,373,794
Capitalization of interest costs (c)		(328,137)		2,913,036
Depreciation of property, plant and equipment (d)		(7,361,640)		(10,579,990)
Devaluation of the Argentine peso (e)		(281,119,627)		—
Voluntary retirement program (f)		(139,130)		(139,131)
Valuation of property plant and equipment (g)		1,753,975		1,753,975
Increasing-rate debt (h)		(6,074)		(76,304)
Derivative financial instruments (i)		1,935,218		—
Accounting for multiple element arrangements (j)		11,400,000		12,200,000
Deferred income taxes (k)		(4,504,956)		(4,819,980)
Minority interest (l)		96,067,551		(1,393,933)

Net (loss) income under US GAAP	Ps.	(157,137,980)	Ps.	22,597,102

	As of December 31, 2001

Reconciliation of shareholders’ equity:
Total shareholders’ equity under Argentine GAAP	Ps.	294,851,293
US GAAP adjustments:
Provision for vacation (a)		(2,103,927)
Start-up and organization costs (b)		(6,925,601)
Capitalization of interest costs (c)		12,247,857
Depreciation of property, plant and equipment (d)		(75,929,451)
Devaluation of the Argentine peso (e)		(281,119,627)
Voluntary retirement program (f)		4,422,506
Valuation of property plant and equipment (g)		(55,250,251)
Increasing-rate debt (h)		(192,368)
Derivative financial instruments (i)		(1,386,169)
Accounting for multiple element arrangements (j)		4,000,000
Deferred income taxes (k)		6,312,254
Minority interest (l)		141,486,772

Shareholders’ equity under US GAAP	Ps.	40,413,288

Description of changes in shareholders’ equity under US GAAP:	Year ended December 31, 2001

Shareholders’ equity as of the beginning of the year	Ps.	215,934,554
Distribution of dividends		(16,980,000)
Other comprehensive loss		(1,403,286)
Net loss for the year		(157,137,980)

Shareholders’ equity as of the end of the year	Ps.	40,413,288

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Compañía Inversora en Transmisión Eléctrica Citelec S.A.
Notes to the Consolidated Financial Statements
(In Argentine Pesos, except as otherwise indicated)

14.	Differences between Argentine GAAP and US GAAP (continued)

Description of reconciling items:

(a)	Provision for vacation

Under Argentine GAAP, there are no specific requirements governing the recognition of accrual for vacations. The accepted practice in Argentina is to expense vacation when taken and to accrue only the amount of vacation in excess of normal remuneration.

Under US GAAP, vacation expense is fully accrued in the period the employee renders services to earn such vacation.

(b)	Start-up and organization costs

Under Argentine GAAP, the Company has capitalized start-up and organization costs as intangible assets in the accompanying consolidated balance sheets. These costs are primarily being amortized on a straight-line basis over 5 years. Included as start-up and organization costs are fees and expenses related to the issuance of certain financial debts amounting to Ps. 1,213,203 as of December 31, 2001. These fees and expenses are being amortized on a straight-line basis over the term of the debt agreements.

Under US GAAP, start-up and organization costs are expensed as incurred and classified as operating costs. Fees and expenses related to the issuance of certain financial debts are capitalized and amortized over the term of the debt agreements using the effective interest method of amortization.

(c)	Capitalization of interest costs

Under Argentine GAAP, the Company did not capitalize interest incurred on construction in progress.

Under US GAAP the Company applies the provisions of Statement of Financial Accounting Standards ("SFAS") No. 34, "Capitalization of Interest Cost", which requires interest capitalization on assets which have a period of time to get them ready for their intended use. In accordance with these requirements, the Company capitalized interest costs amounting to Ps. 410,173 and Ps. 3,169,035 for the years ended December 31, 2001 and 2000, respectively. The net US GAAP adjustments include amortization of the capitalized interest amounting to Ps. 738,310 and Ps. 255,999 for the years ended December 31, 2001 and 2000, respectively.

(d)	Depreciation of property, plant and equipment

Under Argentine GAAP, property, plant and equipment transferred to the Company as a result of the privatization processes are depreciated based on some technical formulas.

Under US GAAP, property, plant and equipment are depreciated based on the straight-line method.

(e)	Devaluation of the Argentine peso

As discussed in Note 13, the Argentine government declared exchange holidays all working days between December 21, 2001 and December 31, 2001. On January 11, 2002, when the exchange market first opened, the exchange rate was Ps. 1 to US$ 1.4 (buying rate) and Ps. 1 to US$ 1.6 (selling rate). As of December 31, 2001, under Argentine GAAP, the Company accounted for its foreign currency assets and liabilities at an exchange rate of Ps. 1 to US$ 1. The effects of the devaluation were recognized during fiscal year 2002.

Under US GAAP, the Company applied the guidance set forth in the EITF D-12 “Foreign Currency Translation – Selection of the Exchange Rate When Trading is Temporarily Suspended”, that states that when exchangeability between two currencies is temporarily lacking at the balance sheet date, the first subsequent rate at which exchange could be made shall be used. Accordingly, under US GAAP, the Company accounted for its foreign currency assets and liabilities using the buying rate of Ps. 1.4 and the selling rate of Ps. 1.6 to the dollar, as appropriate. The reconciling item reflects the timing difference for the recognition of the foreign currency exchange loss.

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Compañía Inversora en Transmisión Eléctrica Citelec S.A.
Notes to the Consolidated Financial Statements
(In Argentine Pesos, except as otherwise indicated)

14.	Differences between Argentine GAAP and US GAAP (continued)

	(f)	Voluntary retirement program

Under Argentine GAAP, costs associated with voluntary retirement programs incurred in the start-up of the Company at the time of the privatization were capitalized as intangible assets and amortized on a straight-line basis over 5 years.

Under US GAAP, these costs were considered as a liability assumed in determining the value assigned to the property, plant and equipment transferred by the government as a result of the privatization. As a result, these costs increased the cost of property, plant and equipment under US GAAP. The difference between Argentine GAAP and US GAAP relates to the different amortization period.

(g)	Valuation of property, plant and equipment

Under Argentine GAAP, the value assigned to property, plant and equipment transferred by the government as a result of the privatization of the Company’s subsidiaries was determined based on the purchase price paid for the percentage of ownership interest in these companies. The Company paid the purchase price of the privatized companies using government bonds that the Company had acquired from the market, considering the government recognized an amount greater than its fair value.

Under US GAAP, the purchase price was determined based on the consideration paid plus the fair market value of the government bonds at the time of payment. As the fair market value was below the amount recognized by the government, the purchase price under US GAAP was lower than the purchase price under Argentine GAAP, resulting in a lower value assigned to property, plant and equipment. This adjustment gave rise to differences in depreciation expense.

(h)	Increasing-rate debt

The Class 3 Floating Rate Notes accrues interest at a variable-increasing rate based on LIBOR plus basic points. Under Argentine GAAP, interest is recognized based on the effective rate applicable to each interest period.

Under US GAAP, in accordance with EITF 86-15 “Increasing Rate Debt”, the Company is recognizing the periodic interest cost related to the Floating Rate Notes using the effective interest method over the debt term.

(i)	Derivative financial instruments

As discussed in Note 9, from time to time, the Company uses derivative financial instruments as part of its overall strategy to manage its exposure to market risks associated with fluctuations in interest rates and exchange rates. The counterparties to these instruments generally are major financial institutions. The Company does not hold or issue derivative instruments for trading purposes. A description of the Company’s derivative instruments activity during the years ended December 31, 2001 and 2000 follows:

Foreign currency forward-exchange contracts

In order to manage its foreign currency exposure, during the years ended December 31, 2000 and 2001, the Company entered into foreign currency forward-exchange contracts with financial institutions to effectively convert its yen-denominated short-term debts to US dollar-denominated debts.

As of December 31, 2000, the Company had three foreign currency forward-exchange contracts outstanding with an aggregate notional amount of Yen 6,323,500,000 maturing in April and August 2001. These foreign currency forward-exchange contracts covered yen-denominated short-term debts with Bank of Tokyo-Mitsubishi and Banco Rio de la Plata S.A. amounting to Yen 4,718,500,000 and Yen 1,605,000,000, respectively, with the same maturity dates.

As of December 31, 2001, the Company had a foreign currency forward-exchange contract outstanding with JPMorgan Chase Bank for an aggregate notional amount of Yen 2,452,000,000 covering a yen-denominated short-term debt with Bank of Tokyo Mitsubishi maturing on April 25, 2002.

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Compañía Inversora en Transmisión Eléctrica Citelec S.A.
Notes to the Consolidated Financial Statements
(In Argentine Pesos, except as otherwise indicated)

14.	Differences between Argentine GAAP and US GAAP (continued)

	(i)	Derivative financial instruments (continued)

Under Argentine GAAP and, until December 31, 2000, also under US GAAP, premiums on foreign currency forward-exchange contracts were amortized over the life of the respective contracts. Gains and losses on the hedge contracts were reported in earnings and offset the gains and losses on the foreign currency exposure. The fair values of the foreign currency forward-exchange contracts were not recognized in the consolidated financial statements.

Effective January 1, 2001, under US GAAP the Company adopted Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, and its corresponding amendments (SFAS No. 133). SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. In accordance with the transition provisions of SFAS Nº 133, the Company recorded a net-of-tax cumulative-effect-type loss adjustment of Ps. 235,653 (Ps. 153,174 net of minority interest) in earnings to reflect the impact of the adoption of this standard. This loss relates to the fair market value of the foreign currency forward-exchange contracts outstanding as of December 31, 2000 totaling Ps. 362,543. In accordance with SFAS No. 133, although these derivative instruments were used to hedge liabilities denominated in foreign currency, no special or hedge accounting was needed because FAS No. 52 requires these liabilities be translated at current spot exchange rates and the resulting gains and losses be reported in earnings. Therefore, changes in the fair market value of these derivative financial instruments were also recognized in earnings.

Foreign currency option contract

In order to manage its foreign currency exposure, during the year ended December 31, 2001 the Company entered into a foreign currency option contract with Bank of America, pursuant to which the Company has the option to buy Yen 3,130,000,000 at a strike price of Yen 119 per US dollar. This foreign currency option contract covers a yen-denominated short-term debt maintained with Bank of Tokyo Mitsubishi which matures on August 2, 2002.

Under Argentine GAAP, the premium on the foreign currency option contract is being amortized over the life of the respective contract. The fair value of the foreign currency option contract is not recognized in the consolidated financial statements.

Under US GAAP, in accordance with SFAS No. 133 this derivative financial instrument has been recognized on the company’s balance sheet at its fair value, with changes in fair value reported in earnings.

Interest rate swap

In order to manage its interest rate exposure, in June 2001 the Company entered into two interest rate swap agreements with Bank of America to effectively convert its Floating Rate Notes from dollar-denominated variable-rate debt to dollar-denominated fixed-rate debt. Under the swap agreements, the Company pays interest at a fixed rate of 4.6225% and receives interest at a variable rate equal to LIBOR. The swap agreements have original maturities in August 2002 and 2003.

Under Argentine GAAP, any differential to be paid or received is accrued and recognized as an adjustment to interest expense in the statement of income. The related accrued receivable or payable is included as an adjustment to interest payable. The fair values of the swap agreements are not recognized in the consolidated financial statements.

Under US GAAP, the interest rate swaps have been designated as a hedge of the changes in cash flows of the variable-rate debts related to fluctuations in interest rates. In accordance with SFAS No. 133, the swaps have been recorded on the balance sheet at their fair values. The swaps have been classified as cash flow hedges, and accordingly, the effective portion of the swap’s loss has been reported in other comprehensive income (loss). Amounts accumulated in other comprehensive income (loss) are reclassified to earnings when the related interest payments affect earnings.

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Compañía Inversora en Transmisión Eléctrica Citelec S.A.
Notes to the Consolidated Financial Statements
(In Argentine Pesos, except as otherwise indicated)

14.	Differences between Argentine GAAP and US GAAP (continued)

	(j)	Accounting for multiple element arrangements

As discussed in Note 8, in October 1997 Transener obtained the exclusive license to construct, maintain and operate the fourth line of the Comahue-Buenos Aires electricity transmission system. The Company received subsidies from CAMMESA totaling US$ 80 million during the construction phase of the contract, which ended in December 1999. The contract also establishes a fee to be paid to the Company in monthly equal and consecutive installments during 15 years as from December 1999 (the date operations began).

Under Argentine GAAP, there is no guidance to be followed when a contract has multiple deliverables. The Company has considered the construction, operation and maintenance as a single unit of accounting. Therefore, subsidies received from CAMMESA during the construction phase were recognized as “customers’ prepayments” within the non-current portion of trade accounts payable and are being recognized in income on a straight-line basis over 15 years.

Under US GAAP, revenue was allocated to the multiple elements based on their estimated fair value at the date the agreement was signed. The US GAAP adjustment relates to the result of the construction phase, which is being recognized, under Argentine GAAP, on a straight-line basis over 15 years.

(k)	Deferred income taxes

Under Argentine GAAP, income taxes are recognized on the basis of amounts currently due in accordance with Argentine tax law and regulations. Temporary differences between the financial reporting and income tax basis of accounting are therefore not considered in recognizing income taxes.

Under US GAAP, the Company applies the principles of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", which requires a comprehensive liability method of accounting for income taxes. Under the comprehensive liability method, deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets are also recognized for tax loss carryforwards. SFAS 109 requires companies to record a valuation allowance for that component of net deferred tax assets which does not meet the more likely than not criterion for realization. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning in making these assessments. In accordance with SFAS 109, the Company is required to continuously evaluate the recoverability of deferred tax assets. This evaluation is made based on internal projections which are routinely updated to reflect more recent operating trends. Based on current financial projections, the Company is uncertain that it will recover its deferred tax assets through future taxable income. Accordingly, the Company has established a valuation allowance against its deferred tax assets.

In addition, the US GAAP adjustment includes the effect on deferred income taxes of the foregoing reconciling items, as appropriate.

(l)	Minority interest

This adjustment represents the effect on minority interest of the foregoing reconciling items, as appropriate.

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Compañía Inversora en Transmisión Eléctrica Citelec S.A.
Notes to the Consolidated Financial Statements
(In Argentine Pesos, except as otherwise indicated)

14.	Differences between Argentine GAAP and US GAAP (continued)

	II.	Additional disclosure requirements

	(a)	Statement of income classification differences

Operating income

Under Argentine GAAP, the recoveries of certain expenses have been included within “Other income, net” in the accompanying consolidated statements of income. Under US GAAP, such items would have been classified as a reversal to the amounts in the line items which were originally recorded. Operating income under US GAAP but using Argentine GAAP numbers would have been Ps. 88.2 million and Ps. 88.9 million for the years ended December 31, 2001 and 2000, respectively.

(b)	Statements of cash flows

As required by Argentine GAAP, the Company presents the statements of sources and uses of funds in the primary financial statements.

Under US GAAP, the Company is required to present the statements of cash flows in accordance with SFAS 95, “Statement of Cash Flows”. The presentation of the statements of cash flows under US GAAP but using Argentine GAAP numbers follows:

Consolidated Statements of Cash Flows for the years ended December 31, 2001 and 2000
(In Argentine Pesos, except as otherwise indicated)

	2001		2000 (Unaudited)

Cash flows from operating activities:
Net income for the year	Ps.	20,856,160	Ps.	19,520,767
Adjustments to reconcile net income to cash flow from operating activities:
Financial results		3,282,201		1,824,008
Depreciation of property, plant and equipment		20,656,895		18,928,260
Amortization of intangible assets		5,201,590		5,915,786
Amortization of other assets		19,145,136		18,106,863
Loss (gain) from sale of property, plant and equipment		76,016		(29,408)
Provision for contingencies		(238,344)		3,343,353
Minority interest		12,646,698		12,007,860
Income tax expense		15,967,233		12,357,658
Changes in certain assets and liabilities, net of non-cash:
(Increase) in trade accounts receivable		(1,503,460)		(3,813,151)
Decrease in other receivables		2,683,501		3,877,701
(Increase) in other assets		(14,558,008)		(737,052)
(Increase) in intangible assets		(442,376)		(1,905,577)
(Decrease) in trade accounts payable		(6,269,208)		(16,143,111)
Increase (decrease) in salaries and social security payable		274,926		(333,632)
(Decrease) in taxes payable		(12,714,722)		(10,015,693)
(Decrease) in provisions		(611,088)		(507,401)
(Decrease) in other liabilities		(746)		(3,412)
(Decrease) in accrued interest		(2,591,668)		(1,374,269)

Net cash provided by operating activities	Ps.	61,860,736	Ps.	61,019,550

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Compañía Inversora en Transmisión Eléctrica Citelec S.A.
Notes to the Consolidated Financial Statements
(In Argentine Pesos, except as otherwise indicated)

14.	Differences between Argentine GAAP and US GAAP (continued)

	(b)	Statements of cash flows (continued)
	2001		2000 (Unaudited)

Cash flows from investing activities:
Acquisition of property, plant and equipment	Ps.	(30,440,399)	Ps.	(26,124,511)
Net proceeds from sale of fixed assets		1,995,130		3,680,875
Increase in non-current investments		(2,000,000)		—

Net cash used in investing activities	Ps.	(30,445,269)	Ps.	(22,443,636)

Cash flows from financing activities:
Net increase (decrease) in short-term debt	Ps.	7,892,732	Ps.	(18,741,789)
Repayment of long-term debt		(10,870,524)		(1,935,165)
Proceeds from issuance of long-term debt		6,000,000		—
Payment of debt related to the acquisition of property, plant and equipment		(1,480,567)		—
Payment of cash dividends to minority interests		(9,870,000)		(9,450,000)
Payment of cash dividends to shareholders		(16,980,000)		(15,450,000)

Net cash used in financing activities	Ps.	(25,308,359)	Ps.	(45,576,954)

Increase (decrease) in cash and cash equivalents		6,107,108		(7,001,040)
Cash and cash equivalents as of the beginning of the year		1,718,134		8,719,174

Cash and cash equivalents as of the end of the year	Ps.	7,825,242	Ps.	1,718,134

Supplemental cash flow information:

Cash paid during the years for:
Interest	Ps.	41,269,350	Ps.	46,045,339
Income tax		12,768,616		14,368,168

Non-cash transactions:
Acquisition of property, plant and equipment through an increase in accounts payable	Ps.	—		7,943,127

Under US GAAP, the total amounts of cash and cash equivalents at the end of the years shown in the consolidated statements of cash flows are required to be the same amounts as similarly titled line items shown in the consolidated balance sheets, as of those dates. The following table reconciles the balances included as cash and banks and current investments in the balance sheet to the total amounts of cash and cash equivalents at the beginning and end of the year shown in the statements of cash flows:

	As of December 31,

	2001		2000 (Unaudited)

Cash and banks	Ps.	4,761,248	Ps.	938,179
Current investments		3,083,422		779,955

Total cash and banks and current investments as per balance sheet		7,844,670		1,718,134

Less: Items not considered cash and cash equivalents
– Government bonds		(19,428)		—

Cash and cash equivalents as shown in the statement of cash flows	Ps.	7,825,242	Ps.	1,718,134

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Compañía Inversora en Transmisión Eléctrica Citelec S.A.
Notes to the Consolidated Financial Statements
(In Argentine Pesos, except as otherwise indicated)

14.	Differences between Argentine GAAP and US GAAP (continued)

	(c)	Comprehensive income (loss)

On July 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes guidelines for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Accumulated other comprehensive (loss) income is presented below, net of income tax benefit/expense:

	Year ended December 31,

	2001		2000 (Unaudited)

Net (loss) income under US GAAP	Ps.	(157,137,980)	Ps.	22,597,102
Other comprehensive loss:
Change in fair value of derivative financial instruments (net of income taxes of Ps. 1,162,485 and minority interest of Ps. 755,616)		(1,403,286)		—

Comprehensive (loss) income	Ps.	(158,541,266)	Ps.	22,597,102

	As of December 31,

		2001		2000 (Unaudited)

Accumulated other comprehensive loss	Ps.	(1,403,286)	Ps.	—

15.	Other financial statement information

The following tables present additional consolidated financial statement disclosures required under Argentine GAAP:

	a.	Property, plant and equipment, net

	b.	Intangible assets, net

	c.	Foreign currency assets and liabilities

	d.	Other expenses

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Compañía Inversora en Transmisión Eléctrica Citelec S.A.
Notes to the Consolidated Financial Statements
(In Argentine Pesos, except as otherwise indicated)

15.		Other financial statement information (continued)

	a.	Property, plant and equipment, net

	Original value					Depreciation

Principal account	As of the beginning of the year	Additions	Deductions	Reclassifications	As of the end of the year	Accumulated as of the beginning of the year	Decreases	Current year depreciation	Accumulated as of the end of the year	Net carrying value at year-end

Land	818,020	—	(10,811)	—	807,209	—	—	—	—	807,209
Vehicles	6,627,512	591,662	(161,647)	—	7,057,527	(4,166,322)	49,096	(683,836)	(4,801,062)	2,256,465
Air and heavy equipment	2,590,632	145,387	—	—	2,736,019	(482,327)	—	(97,009)	(579,336)	2,156,683
Furniture and fixtures	1,326,752	69,220	—	—	1,395,972	(551,261)	—	(130,845)	(682,106)	713,866
Information systems	3,301,424	375,584	—	—	3,677,008	(2,764,479)	—	(298,389)	(3,062,868)	614,140
Transmission lines	383,110,938	—	—	3,635,140	386,746,078	(41,386,233)	—	(8,872,723)	(50,258,956)	336,487,122
Substations and related works	292,253,517	1,819,592	—	17,274,948	311,348,057	(40,181,475)	—	(8,698,368)	(48,879,843)	262,468,214
Building and civil works	24,963,222	174,298	(186,594)	3,202,636	28,153,562	(2,804,699)	7,017	(688,364)	(3,486,046)	24,667,516
Labs and maintenance	930,555	—	—	—	930,555	(525,825)	—	(106,114)	(631,939)	298,616
Communication equipment	16,235,868	78,067	—	7,212,265	23,526,200	(4,410,464)	—	(1,077,835)	(5,488,299)	18,037,901
Miscellaneous	1,645,400	47,651	—	—	1,693,051	(1,401,081)	—	(130,555)	(1,531,636)	161,415
Work in progress	53,680,197	24,647,880	—	(31,412,505)	46,915,572	—	—	—	—	46,915,572
Spare parts	31,816,796	994,254	(622,603)	828,066	33,016,513	—	—	—	—	33,016,513
Advances to suppliers	395,431	1,623,947	(1,145,604)	(740,550)	133,224	—	—	—	—	133,224

Totals fiscal year 2001	819,696,264	30,567,542	(2,127,259)	—	848,136,547	(98,674,166)	56,113	(20,784,038)	(119,402,091)	728,734,456

Totals fiscal year 2000 (Unaudited)	789,231,698	34,134,299	(3,669,733)	—	819,696,264	(79,697,511)	18,266	(18,994,921)	(98,674,166)	721,022,098

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Compañía Inversora en Transmisión Eléctrica Citelec S.A.
Notes to the Consolidated Financial Statements
(In Argentine Pesos, except as otherwise indicated)

15.	Other financial statement information (continued)

	b.	Intangible assets, net

	Original value				Amortization

Principal account	As of the beginning of the year	Additions	Deductions	As of the end of the year	Accumulated as of the beginning of the year	Current year amortization	Accumulated as of the end of the year	Net carrying value at year-end

Start-up and organization costs	62,346,096	442,376	—	62,788,472	(49,448,078)	(5,201,590)	(54,649,668)	8,138,804

Totals fiscal year 2001	62,346,096	442,376	—	62,788,472	(49,448,078)	(5,201,590)	(54,649,668)	8,138,804

Totals fiscal year 2000 (Unaudited)	60,440,519	1,952,617	(47,040)	62,346,096	(43,532,292)	(5,915,786)	(49,448,078)	12,898,018

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Compañía Inversora en Transmisión Eléctrica Citelec S.A.
Notes to the Consolidated Financial Statements
(In Argentine Pesos, except as otherwise indicated)

15.	Other financial statement information (continued)

	c.	Foreign currency assets and liabilities

Captions	Currency	Amount of foreign currency	Current exchange rate	As of December 31, 2001

Assets
Current assets
Cash and banks	US$	3,525,745	1	Ps.	3,525,745
Investments	US$	3,081,342	1		3,081,342
Trade receivables	US$	5,087,531	1		5,087,531
Other receivables	US$	3,832,447	1		3,832,447

Total current assets				Ps.	15,527,065

Non-current assets
Other receivables
Investments	US$	978,063	1	Ps.	978,063
Trade receivables	US$	2,000,000	1		2,000,000

Total non-current assets				Ps.	2,978,063

Total assets				Ps.	18,505,128

Liabilities
Current liabilities
Trade accounts payable	US$	1,304,102	1	Ps.	1,304,102
Short-term and long-term debt	US$	209,974,275	1		209,974,275

Total current liabilities				Ps.	211,278,377

Non-current liabilities
Customers prepayments	US$	69,161,290	1	Ps.	69,161,290
Long-term debt	US$	270,827,922	1		270,827,922

Total non-current liabilities				Ps.	339,989,212

Total liabilities				Ps.	551,267,589

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Compañía Inversora en Transmisión Eléctrica Citelec S.A.
Notes to the Consolidated Financial Statements
(In Argentine Pesos, except as otherwise indicated)

15.	Other financial statement information (continued)

	d.	Other expenses

	Expenses

Items	Operating		Administrative		Total fiscal year 2001		Total fiscal year 2000 (Unaudited)

Salaries and social security charges	Ps.	27,694,932	Ps.	6,721,643	Ps.	34,416,575	Ps.	33,462,481
Other personnel costs		608,997		556,400		1,165,397		1,172,099
Fees for operating services		1,797,818		—		1,797,818		1,745,795
Professional fees		690,626		1,228,974		1,919,600		1,609,050
Equipment maintenance		1,059,384		—		1,059,384		784,308
Work for third parties' materials		5,821,779		—		5,821,779		18,049,992
Fuels and lubricants		610,781		28,692		639,473		699,197
General maintenance		6,393,143		177,784		6,570,927		6,613,579
Electricity		457,130		41,107		498,237		636,435
Depreciation of property, plant and equipment		18,610,990		2,045,905		20,656,895		18,928,260
Amortization of intangible assets		2,102,320		3,099,270		5,201,590		5,915,786
Amortization of other assets		19,145,136		—		19,145,136		18,106,863
Administration expenses related to WEM		501,264		—		501,264		431,417
Regulatory fees		516,699		—		516,699		496,664
ATEERA membership fees		—		138,359		138,359		144,186
Communications		2,033,675		86,593		2,120,268		2,389,099
Transportation		376,805		7,478		384,283		381,668
Insurance		139,908		1,705,111		1,845,019		1,369,789
Rents		541,218		346,459		887,677		1,101,847
Travel and lodging expenses		2,424,053		197,421		2,621,474		2,491,746
Stationary and printing		174,281		324,704		498,985		544,511
Taxes and government contributions		1,677,987		342,486		2,020,473		1,123,088
Directors and syndics fees		—		289,273		289,273		164,080
Bank charges		168,337		186,346		354,683		310,843
Office and substation cleaning		1,072,339		2,500		1,074,839		1,234,387
Security		733,205		17,935		751,140		773,175
Electro duct maintenance		408,619		—		408,619		743,378
Provisions		(238,344)		—		(238,344)		3,343,353
Other		1,470,896		1,061,650		2,532,546		2,460,844

Totals fiscal year 2001	Ps.	96,993,978		18,606,090		115,600,068

Totals fiscal year 2000 (Unaudited)	Ps.	109,585,391		17,642,529				127,227,920